Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130147 on Form S-8 of our reports dated March 30, 2006, relating to the consolidated financial statements and financial statement schedule of International Coal Group, Inc., appearing in this Annual Report on Form 10-K of International Coal Group, Inc. for the year ended December 31, 2005.

/s/    DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 30, 2006